June 01, 2009

Tracking The Trends

It was wild ride for the nation's convenience stores in 2008, but despite the stagnant economy and unprecedented fuel prices, industry profits held strong.

By CSD Staff

An otherwise tough year for convenience stores was balanced out by strong retail fuel margins from the unprecedented drop in wholesale fuels prices during the fourth quarter of 2008, according to National Association of Convenience Stores’ (NACS) 2009 State of the Industry report. However, credit card fees continue to take a toll on industry profitability.

Overall convenience store industry profits rose 54% in 2008 to reach $5.2 billion, reversing a two-year decline where profits dropped 42% over that period. Industry sales jumped 8.1% to reach $624.1 billion, with both motor fuels sales (up 10.1% to $450.2 billion) and in-store sales (up 3.2% to $173.9 billion) showing growth.

The growth of in-store sales defied the overall trend in U.S. retail sales, which fell 0.6% based on U.S. Department of Commerce data. It also came despite a rare decline in the number of convenience stores, NACS reported. For only the third time in the past 15 years, the industry store count fell 1% to 144,875, as many stores closed because of the punishing economic conditions and record-low motor fuels margins the industry faced during the first three quarters of 2008.

The convenience store industry sells an estimated 80% of the fuels purchased in the U.S., and motor fuels sales continue to dominate industry revenues, accounting for 74.5% of all sales dollars, in examining same-firm sales data. However, overall fuel gallons sold declined 2.4%, according to NACS. Meanwhile because of low gross margins on fuel (5.7%), only 31.7% of all profit dollars came from fuels sales.
Credit card fees continue to be the industry’s top pain point, surging another 10.5% in 2008 to reach a record $8.4 billion—-nearly three times the level just five years ago.

In-Store Performance
Once again, cigarettes dominated in-store sales, accounting for nearly one in every three dollars spent in stores, but cigarette gross margins continued to plummet, falling to 15.3%. These low cigarette margins dropped the category to third in terms of gross margin contribution. Meanwhile, foodservice, which includes dispensed beverages and food prepared on site, continues to show strong growth, accounting for nearly one in four in-store profit dollars.

As of the end of 2008, the number of locations now stands at 144,875 stores, a 1% decline from 2007.
U.S. Convenience stores (as of 12/31/08):
2008: 144,875
2007: 146,294
2006: 145,119
2005: 140,655
2004: 138,205
For just the third time in the last 15 years the industry’s store count decreased. The count also declined in 1994 and 2003.

TOP STATES FOR
CONVENIENCE STORES
(as of 12/31/08):
Texas: 14,112 stores
California: 10,298
Florida: 9,303
New York: 7,580
Georgia: 6,320
North Carolina: 6,130
Ohio: 5,149
Michigan: 4,824
Illinois: 4,541
Virginia: 4,487
The bottom three states are Alaska (198 stores), Delaware (315) and Wyoming (350).

Nearly 75% of in-store sales were from the top five categories: • Cigarettes, 32.7% of in-store sales • Packaged beverages, 14.1% • Foodservice, 13.9% • Beer, 10.2% • Other tobacco products, 3.9%
Nearly 70% of gross margin dollars were from the top five categories, NACS REPORTED: • Foodservice, 23.9% • Packaged bevs, 16.6% • Cigarettes, 16% • Beer, 6.9% • Candy, 4.8%